POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Arthur D. Little, residing at P.O. Box 166 Huntress Bridge Road, S. Effingham, NH 03882, do hereby make, constitute and appoint, Garry B. Watzke or Clare A. Dever, being, respectively, the General Counsel and Director of Special Legal Services of Iron Mountain Incorporated, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 ("Section 16 Filings").

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of November, 2002.



________________________________________

Name:    /s/          Arthur D. Little

STATE OF         Massachussetts             )
          )  ss.
COUNTY OF     Suffolk                         )

Then personally appeared, before me, the aforesaid Arthur D. Little, who to me, acknowledged that the foregoing was his free act and deed,

Before me,


  /s/   Garry B. Watzke
	Notary Public

My Commission Expires:  05/29/2009